Exhibit 10.2

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (this “Agreement”) is entered into as of October 31, 2007 between Trico Marine Services, Inc. (the “Company”) and Jim Katosic (the “Employee”).

WHEREAS, the Employee is currently employed by the Company as its Chief Accounting Officer; and

WHEREAS, the Company is desirous of continuing to employ the Employee in such capacity on the terms and conditions, and for the consideration, hereinafter set forth and the Employee is desirous of continuing to be employed by the Company on such terms and conditions and for such consideration;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

1.

Effective Date.  Effective as of July 27, 2007 (the “Effective Date”), the Employee’s employment by the Company shall be subject to the terms and conditions of this Agreement.

2.

Position.  From and after the Effective Date, the Company shall employ the Employee in the position of Chief Accounting Officer of the Company, or in such other positions as the parties mutually may agree.

3.

Duties and Responsibilities.  The Employee agrees to serve in the position referred to in Section 2 and to perform diligently and to the best of his abilities the duties and services appertaining to such office, as well as such additional duties and services appropriate to such office which the parties mutually may agree upon from time to time.  The Employee’s employment shall also be subject to the policies maintained and established by the Company that are of general applicability to the Company’s executive employees, as such policies may be amended from time to time.

4.

Change of Control Benefits.  If in connection with, based upon, or within 12 months after, a Change of Control, (i) the Employee’s employment is terminated, (ii) there is a significant reduction in the nature or scope of the Employee’s duties and responsibilities or the assignment to the Employee of duties and responsibilities that are materially inconsistent with the position referred to in Section 2, or (iii) as a condition of employment, the Employee is required to relocate to a site more than 50 miles from his present business address (each, the “Trigger Event”), then the Company shall provide the Employee with the Change of Control Benefits.  Any lump sum cash payment due to the Employee pursuant to the preceding sentence shall be paid to the Employee within 5 business days of the date of the Trigger Event.

For purposes of this Agreement, a “Change of Control” shall mean (i) a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets of the Company to another entity if, in any such case, (a) the holders of equity securities of the Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be cast in the election of directors (or comparable governing body) generally of the resulting entity in substantially the same proportions that they owned the equity securities of the Company immediately prior to such transaction or event or (b) the persons who were members of the Board of Directors immediately prior to such transaction or event shall not constitute at least a majority of the Board of Directors of the resulting entity immediately after such transaction or event, (ii) the dissolution or liquidation of the Company, (iii) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the outstanding securities of, (A) if the Company has not engaged in a merger or consolidation, the Company, or (B) if the Company has engaged in a merger or consolidation, the resulting entity, or (iv) as a result of or in connection with a contested election of directors, the persons who were members of the Board of Directors immediately before such election shall cease to constitute a majority of the Board of Directors.  For purposes of the preceding sentence, (1) “resulting entity” in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of the Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (2) subsequent to the consummation of a merger or consolidation that does not constitute a Change of Control, the term “Company” shall refer to the resulting entity and the term “Board of Directors” shall refer to the board of directors (or comparable governing body) of the resulting entity.

For purposes of this Agreement, “Change of Control Benefits” means (i) a lump sum cash payment equal to the sum of: (a) 1.5 times the Employee’s annual base salary at the rate in effect on the date of the Trigger Event (or, if higher, the Employee’s annual base salary in effect immediately prior to the Change of Control), (b) 1.5 times the higher of (1) the Employee’s highest annual bonus paid during the 3 most recent fiscal years or (2) the Employee’s Target Bonus (as provided in the Company’s annual cash incentive plan) for the fiscal year in which the Trigger Event occurs, and (c) any bonus that the Employee has earned and accrued as of the date of the Trigger Event, which relates to periods that have ended on or before such date and which have not yet been paid to the Employee by the Company, (ii) all of the outstanding stock options, restricted stock awards and other equity based awards granted by the Company to the Employee shall become fully vested and immediately exercisable in full on the date of the Trigger Event, and (iii) Health Coverage.

For purposes of this Agreement, “Health Coverage” means that if the Employee elects to continue coverage for himself or his eligible dependents under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), during the one-year period commencing on the date of the Employee’s termination of employment from the Company (the “Severance Period”), then throughout the Severance Period the Company shall promptly reimburse the Employee on a monthly basis for the difference between the amount the Employee pays to effect and continue such coverage and the employee contribution amount that active executive employees pay for the same or similar coverage under the Company’s group health plans.  Further, if after the Severance Period the Employee continues his COBRA coverage and the Employee’s COBRA coverage terminates at any time during the eighteen-month period commencing on the day immediately following the last day of the Severance Period (the “Extended Coverage Period”), then the Company shall provide the Employee (and his eligible dependents) with health benefits substantially similar to those provided under its group health plans for active employees for the remainder of the Extended Coverage Period at a cost to the Employee that is no greater than the cost of COBRA coverage; provided, however, that the Company shall use its reasonable efforts so that such health benefits are provided to the Employee under one or more insurance policies (or such other manner) so that reimbursement or payment of benefits to the Employee thereunder shall not result in taxable income to the Employee.  Notwithstanding the preceding provisions of this paragraph, the Company’s obligation to reimburse the Employee during the Severance Period and to provide health benefits to the Employee during the Extended Coverage Period shall immediately end if and to the extent the Employee becomes eligible to receive health plan coverage from a subsequent employer (with the Employee being obligated hereunder to promptly report such eligibility to the Company).

5.

Additional Payments by the Company.  Notwithstanding anything to the contrary in this Agreement, in the event that any payment or distribution by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall pay to the Employee an additional payment (a “Gross-up Payment”) in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, the Employee retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments.  The Company and the Employee shall make an initial determination as to whether a Gross-

up Payment is required and the amount of any such Gross-up Payment.  The Employee shall notify the Company in writing of any claim by the Internal Revenue Service which, if successful, would require the Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Company and the Employee) within 10 days of the receipt of such claim.  The Company shall notify the Employee in writing at least 10 days prior to the due date of any response required with respect to such claim if it plans to contest the claim.  If the Company decides to contest such claim, the Employee shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company’s action. If, as a result of the Company’s action with respect to a claim, the Employee receives a refund of any amount paid by the Company with respect to such claim, the Employee shall promptly pay such refund to the Company. If the Company fails to timely notify the Employee whether it will contest such claim or the Company determines not to contest such claim, then the Company shall immediately pay to the Employee the portion of such claim, if any, which it has not previously paid to the Employee.  In addition, the Company may use reasonable tax planning options to mitigate the effects of the Excise Tax and the Employee agrees to cooperate fully with the Company in using all available tax planning options to mitigate the effects of the Excise Tax; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with using such tax planning options and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company’s use of such tax planning options.

6.

Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company to:

Trico Marine Services, Inc.

3200 Southwest Freeway; Suite 2950

Houston, Texas 77027

Attention:  General Counsel

If to the Employee to:

Jim Katosic

58 Morning Cloud Place

Spring, TX 77381

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

7.

At-will Employment.  This Agreement is not intended to and does not create an employment contract, and does not create any contractual rights between the Company and the Employee or create any promises other than those expressly stated herein.  Employee's employment relationship with the Company is “at-will” and may be terminated at any time for any reason with or without cause subject only to applicable law and the express terms of this Agreement.

8.

Applicable Law.  This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

9.

No Waiver.  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10.

Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

11.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

12.

Construction; Headers.  Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement.  Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.  The headings in this Agreement are included for convenience only and shall neither affect the construction or interpretation of any provision of this Agreement nor affect any of the rights or obligations of the parties hereto.

13.

Assignment.  This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise.  Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

14.

Entire Agreement; Amendments.  All understandings and agreements preceding the date of execution of this Agreement (except for a written offer letter signed by an officer of the Company to the Employee) and relating to the subject matter hereof are hereby null and void and of no further force and effect.  Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ____ day of October, 2007 to be effective as of the Effective Date.

TRICO MARINE SERVICES, INC.

By:	/s/ Rishi Varma
Name:	Rishi Varma
Title:	Chief Administrative Officer / General Counsel / Vice President

/s/ Jim Katosic
Jim Katosic